UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Argan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

One Church Street

Suite 201

Rockville, MD 20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 9, 2013

Dear Fellow Argan, Inc. Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders to be held on Thursday, June 20, 2013, at 11:00 a.m. local time, in the Board Room of the Hilton Washington, DC/Rockville Hotel and Executive Meeting Center, 8th Floor, located at 1750 Rockville Pike, Rockville, Maryland 20852-1699. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and also help to conserve natural resources by reducing the use of paper. On or about May 9, 2013, we will mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2013 Proxy Statement and 2013 Annual Report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice and proxy card.

As described in the accompanying proxy statement, the Company’s Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, the Company’s stockholders. Thank you for your continued support of Argan, Inc. and I look forward to seeing you on June 20th.

Very truly yours,

Rainer H. Bosselmann
Chief Executive Officer

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Notice of

Annual Meeting of Stockholders

to Be Held Thursday, June 20, 2013

To Our Stockholders:

Our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 20, 2013 at 11:00 a.m., local time, in the Board Room of the Hilton Washington, DC/Rockville Hotel and Executive Meeting Center, 8th Floor, located at 1750 Rockville Pike, Rockville, Maryland 20852-1699, for the following purposes:

1.	To elect eight directors to our Board of Directors, each to serve until our 2014 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.	To approve the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 500,000 to 1,250,000 shares;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2014;

4.	To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);

5.	To approve a non-binding proposal regarding the frequency of a stockholder vote on our executive compensation (the “say-on-frequency” vote); and

6.	To transact any other business that may properly come before the 2013 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 24, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet, telephone or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Arthur F. Trudel
Corporate Secretary

Rockville, Maryland

May 9, 2013

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Proxy Statement

May 9, 2013

The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2013, at 11:00 a.m., local time, in the Board Room of the Hilton Washington, DC/Rockville Hotel and Executive Meeting Center, 8th Floor, located at 1750 Rockville Pike, Rockville, Maryland 20852-1699. This proxy statement for 2013 (the “Proxy Statement”) and the accompanying proxy card are being mailed starting on or about May 9, 2013 to stockholders of record on April 24, 2013. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (the “Annual Report”) is enclosed with the Proxy Statement.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following five matters, and to transact any other business that may properly come before the Annual Meeting.

1.	The election of eight directors to our Board of Directors, each to serve until our 2014 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.	The approval of the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 500,000 to 1,250,000 shares;

3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2014;

4.	The non-binding advisory approval of our executive compensation as described in this Proxy Statement (the “say-on-pay” vote); and

5.	The non-binding proposal to approve the frequency of a stockholder vote on executive compensation (the “say-on-frequency” vote).

If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of Directors of the eight nominees identified in Proposal 1; “FOR” Proposals 2, 3 and 4; “FOR” a three-year frequency for the stockholder vote identified in Proposal 5; and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our Proxy Statement and Annual Report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources.

On or about May 9, 2013, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials on the Internet, including our Proxy Statement and Annual Report for the current year, and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice will also contain instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

If the shares you own are held in “street name” by a bank or brokerage firm, they may provide you with a Notice. Follow the instructions on that Notice to access our proxy materials and vote online, or to request a paper copy of our proxy materials. If you received these materials in paper form, the materials should include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of Argan, Inc. common stock (“Common Stock”) that the stockholder owns as of April 24, 2013 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 24, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see the Principal Stockholders chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 24, 2013, there were 13,974,327 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by NYSE MKT, was $18.40 per share.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If stockholders indicate on their proxy card that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

If a stockholder does not give a proxy to his/her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. If a broker votes shares that are unvoted by its customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals as well as for the purpose of establishing a quorum.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved these types of matters. For the purpose of determining whether stockholders have approved a matter, abstentions are treated as shares present or represented.

The New York Stock Exchange rules do not grant brokers discretionary authority to vote on the election of directors, the amendment of stock option plans, or the proposals to approve the compensation of named executive officers or the frequency of a stockholder vote on executive compensation. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in theses matters. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the instructions set forth in the Notice provided by your bank or broker.

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the counting of votes for each proposal are described below.

Voting Rights; Required Vote

Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:

• Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

• Approval of the Amendment to the 2011 Stock Plan. Approval of this “non-routine” matter requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

• The Say-on-Pay and Say-on-Frequency Votes. These matters are considered “non-routine.” As such, approval of the say-on-pay proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal. Only votes of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be counted in the say-on-frequency matter Broker non-votes will not be taken into account in determining the outcome of the votes on these matters.

• Ratification of Accountants. Approval of this proposal, which is considered to be “routine”, requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, by executing and delivering a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our Named Executive Officers and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 11% of the shares of Common Stock issued and outstanding as of March 31, 2013) in favor of each of the proposals discussed above.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the eight nominees named on the proxy card; “FOR” Proposals 2, 3 and 4; “FOR” a three-year frequency for the stockholder vote identified in Proposal 5; and “FOR” any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to perform customary services for us including providing such advisory services as we may request, distribution of materials to stockholders and providing information to stockholders from the materials. A retainer fee of $25,000 has been paid to the firm towards a final fee to be determined after services are provided. The other expenses of solicitation, including the cost of printing and mailing, will also be paid by us.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 17 Battery Place, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the Common Stock and that the broker, bank or other nominee is not voting the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect eight individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2013, and certain information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	70	Chairman of the Board
Henry A. Crumpton	56	Director
Cynthia A. Flanders	58	Director
William F. Griffin, Jr.	58	Director
William F. Leimkuhler	61	Director
W.G. Champion Mitchell	66	Director
James W. Quinn	55	Director
Brian R. Sherras	55	Director

Rainer H. Bosselmann. Mr. Bosselmann has been a Director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer since October 2003. Mr. Bosselmann was a Director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was Chairman of the Board, Chief Executive Officer and a Director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the New York Stock Exchange, from 1996 through 2002 and President of Arguss from 1997 through 2002. From 1991 through 1995, Mr. Bosselmann served as Vice Chairman of the Board and President of Jupiter National, Inc. (“Jupiter National”), a business development company listed on the American Stock Exchange. Mr. Bosselmann currently serves as a director of The Roberts Company (since 2008) and Morgan Contracting Inc. (since 2010), both privately owned firms. Mr. Bosselmann served as a director of Midasco LLC, a privately owned company, from 2008 until 2011 when it was acquired.

Mr. Bosselmann’s long tenure as CEO and Chairman positions him to contribute to the Board his extensive knowledge of the Company, its history and development, and to provide critical continuity to the Board of Directors. As CEO of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Henry A. Crumpton. Ambassador Crumpton has been a member of our Board of Directors since February 2008. Ambassador Crumpton has been President of the Crumpton Group since February 2007. He was Ambassador-at-Large for Counterterrorism at the United States Department of State from August 2005 to February 2007. Ambassador Crumpton was Chief of the National Resources Division at the Central Intelligence Agency from 2003 to August 2005.

Ambassador Crumpton’s distinguished career as a senior official for a variety of federal agencies in various positions has provided him with extensive experience in executive management. He has demonstrated success in assembling teams of diverse, high-level individuals and in directing their efforts to achieve specific objectives. In addition, the Board values his expertise and experience with the development, coordination and implementation of important organizational policies.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009. In 2009, she also founded Skipjack Partners LLC, a woman-owned consultancy doing business as Manage Fearlessly, an Internet resource for managers and entrepreneurs. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro cap clients in South/Central New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia. From 2000 to 2008, as a Commercial Market Executive, Ms. Flanders led twelve client management teams covering middle market clients and prospects throughout Maryland and the Washington, D.C. metropolitan area. In addition to spending over 20 years in commercial banking, Ms. Flanders also worked in the consumer banking, operations and finance organizations of the Bank.

With her long career at the Bank, Ms. Flanders brings to the Board and the Company considerable experience in executive management and strategic planning, as well as expertise in financial analysis and capital structuring. Her many years of lending to businesses in the mid-Atlantic region have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

William F. Griffin, Jr. Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC and its affiliated companies (“Gemma”), all wholly-owned subsidiaries of Argan since their acquisition in December 2006. Mr. Griffin is a veteran of power plant construction with over 35 years of related experience. He has been Vice Chairman of Gemma since November 2007 and Chief Executive Officer of Gemma since September 2008. From September 2008 to January 2009, he was also President of Gemma. From December 2006 to November 2007, he was Chief Executive Officer of Gemma. Under Mr. Griffin’s leadership, Gemma has broadened its activities into the growing renewable energy industry by providing engineering, procurement and construction services to the owners of alternative energy power plants, including biomass, wind and solar facilities. The net revenues of Gemma represented approximately 94% of the net revenues of our consolidated net revenues from continuing operations for the year ended January 31, 2013.

With Mr. Griffin’s appointment, our Board of Directors added a member with significant senior executive experience in the energy-related construction sector. Also, as the only member of the senior management of one of our operating companies to serve on our Board, Mr. Griffin contributes an in-depth understanding of our business not easily attainable by an outside member of our Board of Directors. Based on the extent of his experience, the Board benefits from Mr. Griffin making important and savvy contributions to its deliberations regarding our strategic direction and the selection of potential business partners for large future construction projects.

William F. Leimkuhler. Mr. Leimkuhler has been a member of our Board of Directors since June 2007. He has been General Counsel and Director of Business Development of Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (now Heller Ehrman White & McAuliffe). Mr. Leimkuhler is a director of U.S. Neurosurgical, Inc. (OTCBB: USNU), and also serves on the Board of a number of privately held companies. He served as a director of Integral Systems, Inc. (NASDAQ: ISYS) and Speedus Corp. (NASDAQ: SPDE) for over five (5) years until 2011.

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board member for other public companies makes him a valuable member of our Board, and a well-qualified Audit Committee chairman. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell. Mr. Mitchell has been a member of our Board of Directors since October 2003. From January 2003 until March 2008, Mr. Mitchell was Chairman of the Board and Chief Executive Officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. From August 2001 to 2003, Mr. Mitchell was Executive Vice President and General Manager, Mass Markets Division, of VeriSign Inc. which is a provider of critical Internet infrastructure services. From May 1999 to March 2000, Mr. Mitchell was Chairman, President and Chief Executive Officer of Convergence Equipment Company, a telephony switch manufacturer. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc.

Mr. Mitchell brings to the Board business leadership skills honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, and with substantial insight into management, operational and financial matters, and knowledge of market conditions and trends.

James W. Quinn. Mr. Quinn has been a member of our Board of Directors since May 2003. Mr. Quinn is currently a Managing Director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and Chief Financial Officer. Mr. Quinn served as a Director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Brian R. Sherras. Mr. Sherras was appointed to our Board of Directors in March 2012. He holds the position of Director—Sales and Business Development for Atlantic Projects Company Ltd. (“APC”), a management-owned limited liability company registered in Ireland that provides construction, engineering and maintenance services to the power generation sector with a historical focus on the installation of gas and steam turbines for combined cycle natural gas-fired power plants. He is responsible for global sales and business development. Prior to joining APC in 1999, Mr. Sherras held a succession of technical and management positions with the Power Systems group of General Electric Company.

The significance of Mr. Sherras’ experience in our industry makes him an important member of our Board of Directors as we consider various opportunities to expand our business. His wealth of knowledge about the construction of turbine-based power plants, especially overseas projects, is a valuable element in the spectrum of business experience represented by the members of our Board of Directors.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The eight current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

Although we do not have a formal policy with respect to the attendance of members of our Board of Directors at annual meetings, we strongly encourage all members of our Board of Directors to attend the annual meeting. All of our directors attended last year’s annual meeting, and we expect that all of our directors will attend this year’s Annual Meeting.

Board of Directors Meetings and Committees

During the fiscal year ended January 31, 2013, the Board of Directors met five (5) times, including one (1) telephone conference meeting, and acted by unanimous written consent on one (1) other occasion. All Board members were present for the meetings held during the year except Ambassador Crumpton who missed one meeting.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The latter three committees operate under written charters approved by the Board of Directors, and which were reviewed and affirmed by the Board in June 2012 and are available on our website at www.arganinc.com.

The Executive Committee is comprised of Messrs. Bosselmann (who is the chairman of this committee), Mitchell and Quinn. The Executive Committee, which held no meetings during the fiscal year ended January 31, 2013, is authorized to exercise the general powers of the Board of Directors in managing the business and affairs of the Company between meetings.

The members of the other three current committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Henry A. Crumpton	Member(1)		Member
Cynthia A. Flanders	Member	Member
William F. Leimkuhler	Chairman	Member
W.G. Champion Mitchell			Chairman
James W. Quinn		Chairman	Member

(1)	Replaced by Mr. Sherras in April 2013.

The Board has determined that the following members of the Board are independent directors, as such term is defined in Section 803A of the NYSE MKT Company Guide: Messrs. Leimkuhler, Mitchell, Quinn, Sherras, Ambassador Crumpton and Ms. Flanders. The independent directors meet from time to time in executive session without the other members.

Audit Committee. During the fiscal year ended January 31, 2013, the Audit Committee met five (5) times, including telephone conference meetings. Ambassador Crumpton missed two (2) meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Leimkuhler, is an audit committee financial expert, as that term has been defined by SEC rules.

The written charter of the Audit Committee was adopted in October 2003. The Audit Committee assists the full Board of Directors in its oversight of our accounting, financial reporting and internal controls by meeting with members of management and our independent registered public accountants. The Audit Committee has the responsibility to review our annual audited financial statements, and meets with management and the independent accountants at the end of each quarter to review the quarterly financial results. In addition, this group considers and approves the employment of, and approves the fee arrangements with, independent accountants for audit and other functions. The Audit Committee reviews our accounting policies and internal controls over financial reporting.

Compensation Committee. The members held telephone discussions during the year ended January 31, 2013, primarily to review the performance of our Chief Executive and Chief Financial Officers which resulted in the full Board’s approval in March 2013 of cash bonus payments and awards of options to purchase Common Stock relating to the year ended January 31, 2013. Also, the base salaries of each of these officers were increased to $225,000 from $200,000, effective February 1, 2013. The achievements of the chief executive officer of Gemma were reviewed which resulted in the full Board’s approval in December 2012 of a special cash bonus of $500,000 in excess of his contractual annual minimum bonus due to the extraordinary performance of Gemma for the year.

The members of the Compensation Committee are independent directors under applicable stock exchange rules. No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended January 31, 2013.

The written charter for the Compensation Committee was adopted in April 2004. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board of Directors the compensation (salary, bonus and other compensation) of our Chief Executive Officer, to review and approve the compensation (salary, bonus and other compensation) of our other executive officers, and to review and approve perquisites offered to our executive officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our executive officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders (including our 2011 Stock Plan) in a manner consistent with the terms of such plans, reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans, and reviews and makes recommendations to the Board on changes in major benefit programs for our executive officers. The Compensation Committee also reviews the management succession program for the Chief Executive Officer and selected other executive officers.

Nominating/Corporate Governance Committee. The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004. This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending to the Board of Directors the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board of Directors to fill any vacancies on the Board.

The Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process including the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; (iv) nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

The Board of Directors believes that the Board, as a whole, should include individuals with a diverse range of experience to give the Board both depth and breadth in the mix of skills represented for the benefit of our stockholders. To that end, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, this committee and the full Board consider the qualifications of directors and director nominees both individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating/Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors. Nominations must be delivered to the committee’s attention at our headquarters address.

The full Board unanimously approved the appointment of Mr. Sherras and Mr. Griffin to our Board of Directors in March 2012 and April 2012, respectively.

In April 2013, the Board of Directors resolved that this committee be renamed the Nominating/Corporate Governance Committee with the intent that it be structured and operate pursuant to the requirements of the New York Stock Exchange. This committee must be composed entirely of independent directors and it must have a written charter that addresses (i) the committee’s purposes and responsibilities, (ii) the annual performance of the committee, and (iii) the responsibilities for nomination of qualified board of director candidates. We intend to complete the organization and take the other necessary steps in order to activate our new Nominating/Corporate Governance Committee by the date of the Annual Meeting.

Board Leadership and Risk Oversight

Mr. Bosselmann, our Chief Executive Officer, currently serves as the Chairman of our Board of Directors. Mr. Griffin is also a member of management. Six of the eight members of the Board are considered to be independent based on the Board’s consideration of our independence standards and the applicable New York Stock Exchange independence standards. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues. The Board has not designated a lead independent director.

The Board periodically reviews the structure of the Board. As set forth in our bylaws, the Board is empowered to choose any one of its members (and not just the Chief Executive Officer) as Chairman of the Board. The Board believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of the Chief Executive Officer to the Board. This structure is evidenced by the composition of the current Board of Directors and its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of such committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal controls over financial reporting.

One of the Board’s key functions is oversight of our risk management process. The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Compensation and Nominating/Corporate Governance Committees that address risks inherent in their respective areas of oversight. The whole Board monitors the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of the internal assessments of our system of internal control over financial reporting and the audits conducted by our independent registered public accountants.

The Compensation Committee administers our stock plans, and reviews and recommends the salaries and bonuses paid to the executive officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The entire Board approves the salary and bonus amounts paid to executive officers and approves all stock option awards. Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk and, for each committee, the committee’s area of oversight, from senior management, our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports on the discussion to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. Directors are also eligible for the award of options to purchase shares of our Common Stock. The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for the fiscal year ended January 31, 2013:

Name	Fees	Stock Option Awards(1)	All Other Compensation	Total Compensation
Henry A. Crumpton	$27,400	$65,900	$—	$93,300
Cynthia A. Flanders	28,300	65,900	$—	94,200
William F. Leimkuhler	28,300	96,050	$—	124,350
W.G. Champion Mitchell	21,800	65,900	$—	87,700
James W. Quinn	21,800	65,900	$—	87,700
Brian R. Sherras	21,500	156,350	$—	177,850

(1)	Amounts represent the aggregate award date fair value computed in accordance with the current guidance provided by generally accepted accounting principles in the United States, and reflect the assumptions discussed in Note 13 – Stock Based Compensation of our consolidated financial statements included in Item 8 of our Form 10-K Annual Report for the year ended January 31, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS IDENTIFIED ON PAGE 5

PROPOSAL NO. 2

AMENDMENT TO THE 2011 STOCK PLAN

Background

On April 3, 2013, the Board of Directors adopted a resolution, subject to stockholder approval, that amended the Argan, Inc. 2011 Stock Plan (the “Stock Plan”) by increasing the number of shares of Common Stock issuable thereunder from 500,000 to 1,250,000. The Stock Plan replaced the Argan, Inc. 2001 Stock Option Plan (the “2001 Plan”) which expired on July 19, 2011. The material features of the Stock Plan are outlined below. This summary is qualified in its entirety by reference to the full text of the Stock Plan, a copy of which is attached hereto.

As of March 31, 2013, there were 10,500 shares of Common Stock available for award under the Stock Plan. Options to purchase 997,224 shares of our Common Stock were outstanding, including options to purchase 484,500 and 512,724 shares of our Common Stock that were awarded under the Stock Plan and the 2001 Plan, respectively. During the year ended January 31, 2013 and the two-months ended March 31, 2013, options to purchase 293,000 and 71,000 shares of our common stock were awarded, respectively. Under both plans, stock options were awarded to our named executive officers, key employees and members of the Board of Directors. In June 2011, the Company also awarded 5,000 shares of restricted stock to an employee pursuant to the terms of the Stock Plan. On the one-year anniversary of the award, restrictions on 2,500 shares lapsed and the shares were issued to the employee. Restrictions related to the second installment of shares will lapse in June 2013.

The 2011 Stock Plan

Purpose. The purpose of the Stock Plan is to provide our officers, employees, directors and consultants who are in a position to contribute materially to our long-term success with opportunities to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, directors and consultants of outstanding ability. The Board of Directors believes that it is important to have shares available under a stock incentive plan like the Stock Plan in order to provide adequate incentives to new employees and other key members of our workforce including those additional management and non-management employees who may join us as a result of future business acquisitions or other growth of the Company. The Plan is administered by the Compensation Committee of our Board of Directors.

Eligibility. Subject to certain other provisions of the Stock Plan, the number of shares of our Common Stock which may be issued or transferred pursuant to stock options and stock awards granted under the Stock Plan (“Awards”) and the number of shares of our Common Stock which may be subject to outstanding but unexercised stock options granted under the Stock Plan shall not exceed 1,250,000 shares in the aggregate. Stock options granted under the Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to employees, directors (whether or not an employee) and consultants of the Company. Employees, directors and consultants shall also be eligible to receive grants of restricted and/or unrestricted stock under the Stock Plan. Our Board of Directors has the authority to determine those individuals who shall receive Awards and the number of shares of our Common Stock subject to such Awards. The Board of Directors shall also determine the time periods during which stock options granted under the Stock Plan may become partially or fully exercisable and the exercise price for each stock option granted under the Stock Plan, subject to certain limitations described therein. Restricted stock grants may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Compensation Committee shall decide in each case when restricted stock grants are awarded.

The Stock Plan does not permit the repricing of options to purchase shares of our Common Stock nor does it allow the cancellation of existing stock options in connection with the award of a new option.

Terms of the Options. Awards must occur no later than July 19, 2021. The per share purchase price of the shares of Common Stock subject to incentive and non-qualified stock options may not be less than the fair market value of the Common Stock on the date that the stock option is granted.

For incentive stock options granted to any person who owns, directly or indirectly, at the time of the grant, 10% or more of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”), the per share purchase price of the shares of Common Stock subject to the option shall be at least 110% of the fair market value of our Common Stock on the date of grant.

Incentive stock options granted under the Stock Plan cannot be exercised more than ten years from the date of grant except that the term of an incentive stock option issued to a 10% Stockholder cannot exceed five years. The aggregate exercise price of an incentive stock option, or any portion thereof, shall be payable on the date of exercise of the option (i) in cash or by check, bank draft or postal or express money order by the option holder, or (ii), provided that a public market exists for our Common Stock, in consideration received by the Company under a procedure whereby a qualified broker-dealer advances funds on behalf of an option holder or sells shares acquired upon the exercise of a stock option on behalf of a option holder. Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which an incentive stock option becomes exercisable for the first time during any calendar year (under the Stock Plan and all other similar plans of the Company) shall not exceed $100,000.

Transferability. No right under the Stock Plan may be transferred other than by will or the laws of descent and distribution. During the lifetime of an option holder, a stock option will be exercisable only by the option holder or his/her conservator. If a stock option shall expire and terminate for any reason, in whole or in part, without being exercised or, if a stock award is forfeited because the restrictions with respect to such stock award shall not have been met or have lapsed, the number of shares of Common Stock subject to the stock option or which are no longer outstanding under a stock award may again become available for an Award.

Federal Income Tax Consequences. If an option granted under the Stock Plan is an incentive stock option, the option holder will recognize no taxable income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the option holder is subject to the alterative minimum tax. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the option holder by us, any gain will represent a long-term capital gain for the option holder. If these holding periods are not satisfied, the option holder will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock and we will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

If an option granted under the Stock Plan is a non-qualified stock option (also referred to as a nonstatutory stock option), the option holder ordinarily will recognize no taxable income upon the receipt of an Award and incur no tax liability at that time. However, upon exercise of a non-qualified stock option, the option holder will recognize ordinary income in an amount equal to the fair market value of our Common Stock on the date of exercise less the amount paid for the Common Stock. Subsequent sale or exchange of the Common Stock acquired upon such an exercise will result in a capital gain or loss for the option holder. We will be entitled to an income tax deduction in the same amount as the ordinary income recognized by an option holder with respect to shares of Common Stock acquired upon the exercise of a non-qualified stock option.

The recipient of a restricted stock Award generally does not recognize taxable income at the time of grant, and we are not entitled to a tax deduction at that time unless the recipient elects to be taxed at the time of award by making an election under Section 83(b) of the Code within 30 days of the date of award. When the restrictions applicable to the shares lapse, the recipient recognizes ordinary income in an amount equal to the excess of the fair market value of the shares of our Common Stock at such time over the amount, if any, paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient. The grant of an Award of unrestricted shares of our Common Stock has immediate income tax consequences for both the recipient and us. The recipient will recognize ordinary income at the time of the Award in an amount equal to the then fair market value of the Common Stock less any amount paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.

For the period 2003 through 2012, the annual federal income tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) was capped at 15%. However, under the American Taxpayer Relief Act of 2012, the top capital gain tax rate for 2013 and future years has been increased to 20% (up from 15%) for single filers with incomes above $400,000 and married couples filing jointly with incomes exceeding $450,000. In addition, the new 3.8% Medicare surtax on net investment income, which includes capital gains, will result in an overall rate for higher-income taxpayers of 23.8%.

The foregoing is only a summary of the effects of federal income taxation upon individuals and us with respect to Awards and the acquisition of shares of our Common Stock under the Stock Plan, and does not purport to be complete. References should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which the recipient of an Award is a resident.

Termination of Employment/Relationship. If employment with us of the holder of a stock option is terminated other than by disability or death, the term of any then outstanding stock option held by the employee shall extend for a period no later than three months after the employment termination date, in the case of an incentive stock option, and no later than twelve months after the employment termination date, in the case of a non-qualified stock option. If a director ceases to be a director, or a consultant ceases to provide services to us, other than by reason of death, the terms of any then outstanding non-qualified stock option held by the individual shall extend for a period no later than twelve months after cessation of the services being provided to us by the option holder. If employment of the holder of an incentive stock option is terminated by reason of disability, the term of any then outstanding incentive stock option held by the employee shall extend for a period ending no later than twelve months after the termination date of the employment with us. In all cases, a stock option shall be exercisable to the extent it was exercisable as of the last date of employment or service, as applicable. If an option holder dies, the representative of his/her estate or beneficiaries thereof to whom the stock option has been transferred shall have the right during the period ending no later than twelve months after the date of death to exercise any then outstanding stock options in whole or in part. Notwithstanding the foregoing, all stock options outstanding at the time of a change in control of the Company, as defined in the Stock Plan, shall become fully vested.

If an individual who holds restricted stock awarded under the Stock Plan ceases his/her employment with us or service to us, as applicable, prior to the lapse of any restrictions related to the restricted stock, such restricted stock shall be forfeited.

Equity Compensation Plan Information

The following table sets forth certain information, as of March 31, 2013, concerning the shares authorized for issuance under options to purchase our Common Stock.

Equity Compensation Plans —	Number of Shares Issuable under Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (1)
Approved by the Stockholders (2,3)	997,224	$14.47	10,500
Not Approved by the Stockholders	—	—	—

Totals	997,224	$14.47	10,500

(1)	Represents the number of shares of our Common Stock reserved for future awards and excludes the number of securities reflected in the first column of this table.
(2)	Excludes 2,500 shares of restricted stock awarded to an employee in June 2011 under the Stock Plan which become fully vested and issuable in June 2013.
(3)	Approved plans include the Company’s 2011 Stock Plan and the 2001 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE ARGAN, INC. 2011 STOCK PLAN IN ORDER TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 500,000 TO 1,250,000 SHARES

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2014, and our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since May 2006. Typically, representatives of the accounting firm do not attend our annual meetings of stockholders and, accordingly, are not expected to be present at the Annual Meeting.

Fees

The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2013, 2012 and 2011.

	2013	2012	2011
Audit Fees	$570,000	$405,000	$406,000
Audit-Related Fees	17,000	—	—
Tax Fees	38,000	38,000	10,000

Total Fees	$625,000	$443,000	$416,000

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for reviews of quarterly condensed consolidated financial statements, for the review of current reports and other documents filed with the SEC, and for other accounting consultation. Audit fees for the most recent year also included the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting due to the Company’s graduation to accelerated filer status as of January 31, 2013.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to due diligence procedures performed during the investigations of potential acquisitions that we evaluated during the fiscal year ended January 31, 2013.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research, advice and planning.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has established a policy requiring the advance approval of any non-audit services to be performed by our independent registered public accountants or any other accounting or audit firm. The Audit Committee Chairman may pre-approve certain non-audit related fees which the entire Audit Committee ratifies in a subsequent Audit Committee meeting in accordance with SEC requirements. For the fiscal year ended January 31, 2013, the Audit Committee followed these guidelines in approving all services rendered by accounting and audit firms.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT

THORNTON LLP

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three independent directors. The Audit Committee adopted a written charter, a copy of which can be found on our website at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of applicable NYSE MKT and the rules of the Securities and Exchange Commission (the “SEC”). The Board of Directors has also made the determination that at least one member of the Audit Committee is a “financial expert” as that term is defined in applicable SEC rules.

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by our Board of Directors in October 2003. The Audit Committee is responsible for, among other things, appointing, establishing the compensation for, supervising and, where appropriate, replacing the Company’s independent public accountants; considering the qualifications and independence of the Company’s independent accountants; approving all audit and non-audit services provided by the Company’s independent public accountants; and reviewing and discussing with our management and the Company’s independent public accountants the Company’s consolidated financial statements. The Company’s independent public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures and systems and compliance activities and also reviews the Charter of the Audit Committee.

The following is a report on the Audit Committee’s activities for the fiscal year ended January 31, 2013.

Review of Audited Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2012, and the Company’s audited consolidated financial statements as of January 31, 2013 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm. During the year, Grant Thornton also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks. The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2013 and for the year then ended expressed an unqualified opinion thereon. The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2013 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2013.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There were no independence matters brought to the attention of the Audit Committee.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

William F. Leimkuhler (Chairman, Audit Committee)

Henry A. Crumpton (Member, Audit Committee)

Cynthia A. Flanders (Member, Audit Committee)

PROPOSAL NO. 4

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “named executive officers”) as described in this Proxy Statement. This description is contained in the Executive Compensation section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). This vote represents our first advisory say-on-pay vote.

Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. However, our Compensation Committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation program is based on a philosophy of paying for performance and tying a significant portion of executive pay to the achievement of long-term growth in the value of the Company. Our philosophy and the core components of our approach to executive compensation did not change during the year ended January 31, 2013, and we feel consistency in our approach will help to ensure the stability of our core management team through a challenging business environment while providing powerful incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we encourage our stockholders to review all the relevant information in the Executive Compensation section of this Proxy Statement including the compensation tables and the narrative disclosures regarding our executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 5

DETERMINATION OF THE FREQUENCY OF A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

(THE “SAY-ON-FREQUENCY” PROPOSAL)

Section 14A of the Exchange Act requires us to seek, at least once every six years, a non-binding advisory stockholder vote regarding the frequency of future advisory votes on executive compensation, similar to Proposal No. 4 above. The final vote will not be binding on us and is advisory in nature. The proxy card gives you four choices for voting on this proposal. You can indicate whether you believe an advisory vote on executive compensation should be conducted every three years, two years, every year, or you may abstain from voting.

Our Board of Directors recommends that stockholders vote for an advisory vote on executive compensation to be held every three years, because the members believe that our executive compensation program, as discussed in Executive Compensation below, has historically been consistent with or more conservative than our peers, is aligned with our long-term performance, and has minimal exposure to over payment for under performance.

The BOARD RECOMMENDS THAT FUTURE ADVISORY VOTES BE CONDUCTED EVERY “THREE YEARS”

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of our Common Stock beneficially owned as of March 31, 2013, by (i) each director, (ii) each executive officer named in the Summary Compensation Table below, (iii) all directors and executive officers as a group, and (iv) each person who, to our knowledge, owns beneficially more than five percent (5%) of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned(1)	Percentage(1)
William F. Griffin, Jr.(2)	744,993	5.33%
Rainer H. Bosselmann(3)	420,660	2.98%
James W. Quinn(4)	109,570	*
Arthur F. Trudel(5)	109,124	*
Daniel L. Martin(6)	95,000	*
William F. Leimkuhler(7)	35,000	*
Henry A. Crumpton(8)	30,000	*
Cynthia A. Flanders(8)	30,000	*
W.G. Champion Mitchell(9)	17,500	*
Brian R. Sherras(10)	15,000	*
Officers and Directors as a Group (10 Persons)(11)	1,606,847	11.15%
Richard L. Scott(12)	1,323,000	9.47%
Hollow Brook Wealth Management, LLC(13)	1,323,000	9.47%
BlackRock, Inc.(14)	885,641	6.34%
John W. Blackburn(15)	817,106	5.85%
Heartland Advisors, Inc.(16)	739,900	5.29%

*	Less than 1%.

(1)	Applicable percentage of ownership is based on 13,974,327 shares of Common Stock outstanding at March 31, 2013, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2013 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.
(2)	Includes 646,150 shares owned by the William F. Griffin, Jr. GRAT for which Mr. Griffin is a trustee. Also includes 98,843 shares owned by the Joel M. Canino Revocable Trust and deemed to be beneficially owned by Mr. Griffin who is a co-trustee. Excludes 55,965 shares owned by the Griffin Family Trust for which Mr. Griffin’s wife is a co-trustee. Mr. Griffin disclaims beneficial ownership of these shares.
(3)	Includes 268,710 shares owned by Mr. Bosselmann, 23,850 shares owned by Mr. Bosselmann’s wife (of which Mr. Bosselmann disclaims beneficial ownership), and options to purchase 128,100 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.

(4)	Includes options to purchase 10,000 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 531,183 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.
(5)	Includes options to purchase 99,124 shares of Common Stock which are fully vested.
(6)	Includes options to purchase 95,000 shares of Common Stock which are fully vested.
(7)	Includes options to purchase 20,000 shares of Common Stock which are fully vested.
(8)	In each case, includes options to purchase 30,000 shares of Common Stock, all of which are fully vested.
(9)	Includes options to purchase 10,000 shares of Common Stock which are fully vested.
(10)	Includes options to purchase 15,000 shares of Common Stock which are fully vested.
(11)	Includes options to purchase 437,224 shares of Common Stock held by the named executive officers and members of our Board of Directors.
(12)	Based upon a Form 4 and Schedule 13D/A filed with the SEC by Mr. Scott on December 24, 2012. The address reported by Mr. Scott is 568 9th South Street, Suite 276, Naples, Florida 34102.
(13)	Based upon a Schedule 13G filed with the SEC by Hollow Brook Wealth Management, LLC (“HBWM”) on February 14, 2013. The shares reported as beneficially owned by HBWM are shares held by Mr. Scott for whom HBWM acts as trustee and/or investment advisor. The address reported by HBWM is 410 Park Avenue, 17th Floor, New York, New York 10022.
(14)	Based upon a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 4, 2013. The address reported by BlackRock is 40 East 52nd Street, New York, New York 10022.
(15)	Based upon a Schedule 13G filed jointly with the SEC on June 3, 2010 by Prairie Fire Capital, LLC (“PFC”), a Delaware limited liability company; Ptolemy Capital, LLC (“PC”), a Delaware limited liability company; Westwind Investors, LP (“WI”), a Delaware limited partnership; the Stone Family Foundation, a Delaware not-for-profit corporation; and John W. Blackburn (together the “Reporting Persons”). The filing reports 817,106 shares of Common Stock beneficially owned by Mr. Blackburn, a manager of PFC, PC and WI, who has sole voting and dispositive powers with respect to the shares. The address for the Reporting Persons is 917 Tahoe Boulevard, Suite 200, Incline Village, Nevada 89451.
(16)	Based upon a Schedule 13G filed with the SEC by William J. Nasgovitz and Heartland Advisors, Inc. (“Heartland”) on February 7, 2013. The address provided by the reporting persons is 789 North Water Street, Milwaukee, Wisconsin 53202.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our Board of Directors and executive management believe that the performance and contributions of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business objectives, the Compensation Committee establishes executive compensation policies and oversees our executive compensation practices. The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that compensation provided to key employees remains competitive. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward achievement of established business objectives and market performance. In short, our goal is to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders.

The Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation. Cash compensation is used to provide a base salary and to reward our executives based on their contributions to the Company. Equity compensation is used to tie the interests of the executives to the interests of our stockholders. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, which enables the Compensation Committee the flexibility to adjust amounts and allocations dynamically as business conditions warrant.

The Compensation Committee recognizes that typically there have been no specific targets against which to calculate annual bonus amounts. While the goal of the executive management team is to continue to profitably grow the value of the business over the long term, it has been our practice to not set specific individual goals for any of the executives at the start of each year. Instead, at the end of the year, the CEO and the Compensation Committee review the overall performance of the Company and the contributions made by the named executive officers for whom the Compensation Committee recommends salary levels, annual bonus amounts and annual stock option awards.

The Compensation Committee reviews the achievements and compensation levels of executive officers annually while considering our overall financial performance for the most recently completed fiscal year. Based on these reviews, the Compensation Committee makes compensation recommendations to the full Board of Directors, including the amounts of annual bonus and stock option awards, for the top three named executive officers. The Compensation Committee relies on the CEO’s recommendations and on its own evaluation of current individual and business performance and historical individual and business performance. We do not use the services of any external advisor in connection with this process. Our CEO is not present in and does not participate in the discussion of any elements of his compensation with the Compensation Committee.

In determining its recommendations for the most recently completed fiscal year, the Compensation Committee discussed with the CEO the performance of the executive management team. The Compensation Committee developed its recommendations based on its professional judgment and experience and a comparison to prior performance and annual bonus and stock option award levels. Included in the deliberations by the members of the Compensation Committee was a discussion of the CEO’s performance and the level of his annual awards. The Compensation Committee determined individual bonus amounts and stock option awards and made recommendations to the full Board of Directors. These recommendations were approved by the independent directors of the Board of Directors.

Based on our financial performance as outlined in the 2013 Financial Highlights section below, and the fact that there has been very little turn-over at the senior and executive management levels of the Company, we believe that our current compensation practices have served us and our stockholders well. However, both our Compensation Committee and executive management recognize that we may need to consider changes that align our practices more closely to those of other publicly traded companies. These practices may include establishment of more formulaic approaches to the determinations of annual cash bonus and stock option award amounts.

2013 Financial Highlights. In making executive compensation decisions subsequent to January 31, 2013, the Compensation Committee considered the financial performance results for the year then ended, including the following highlights.

•	Our consolidated net revenues of continuing operations were $278.6 million for the current year ended January 31, 2013, which represented an increase of $136.7 million, or 96%, from the net revenues of continuing operations of $141.9 million for the prior year.

•	Gross profit more than doubled during the current year to approximately $50.1 million while our gross profit percentage rose to 18.0% of net revenues for the current year compared with 16.3% last year.

•	Net income attributable to our stockholders for the current year was approximately $23.3 million, or $1.65 per diluted share, compared with approximately $9.3 million, or $0.67 per diluted share, for the year ended January 31, 2012.

•	We reported consolidated EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) from continuing operations of $36.6 million for the current year compared with $12.8 million last year.

•	Tangible net worth increased during the current year by approximately 20% to $100.1 million as of January 31, 2013 despite our payment to stockholders of a cash dividend in the aggregate amount of approximately $8.4 million in November 2012.

Elements of Compensation. For the year ended January 31, 2013, the principal components of compensation for named executive officers were:

•	base salary;

•	discretionary incentive cash compensation (cash bonus awards); and

•	long-term equity incentive awards (stock options).

Base Salary. We provide executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries are established initially for each executive based on his experience, position and responsibilities, reflect considerations of market data and conditions, and are included in employment offer letters and/or employment agreements as applicable. Salary levels are typically reviewed annually as part of the Compensation Committee’s performance review process and would be reconsidered upon a promotion or other change in job responsibility for the executive. Merit-based increases to salaries, if any, would be based on the Compensation Committee’s assessment of the individual executive’s performance in conjunction with recommendations provided by our Chief Executive Officer. Base salary is reflected in the ‘Salary Earned’ column of the Summary Compensation Table on page 23 of this Proxy Statement.

In April 2013, the Board of Directors increased the annual salary amount for both our Chief Executive and Chief Financial Officers to $225,000 from $200,000. The annual salary amount for these executives had not been increased since fiscal 2007.

Annual Cash Bonus Awards. Typically, the Compensation Commettee recommends the payment of cash bonus awards to our Chief Executive and Chief Financial Officers based primarily on an assessment of the overall financial performance of the consolidated organization for the preceeding fiscal year. These annual cash bonus awards are fully discretionary and are made only upon a Compensation Committee recommendation to and approval of the full Board of Directors. Based on the terms of his current employment contract, we are obligated to make an annual cash bonus payment to Mr. Griffin in the minimum amount of $400,000 provided he is employed by us at the end of each applicable fiscal year. In addition, and as was the case this year, we may pay Mr. Griffin a cash bonus amount in excess of the minimum amount, based on the extraordinary achievements by Gemma in the preceding fiscal year, after recommendation by the Chief Executive Officer, concurrence by the Compensation Committee and approval of the full Board of Directors. This occurred in December 2012. Cash bonus amounts paid to Mr. Martin are based to a significant degree on the profitable completion of specific construction projects as determined by Mr. Griffin with the concurrence of our Chief Executive Officer. The amounts of annual discretionary cash bonus awards are reflected in the ‘Bonus Earned’ column of the Summary of Compensation Table on page 23 of this Proxy Statement.

Long-Term Equity Incentive Awards. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. To date, such awards have substantially consisted of options to purchase shares of our Common Stock. Currently, stock option awards are made pursuant to the terms of the Stock Plan which serves to replace the 2001 Plan which expired in July 2011. Both plans were established for the purpose of providing our officers, employees, directors and consultants who are in a position to contribute materially to our long-term success with opportunities to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, directors and consultants of outstanding ability. The Board of Directors believes that it is important to have shares available under a stock incentive plan like the Stock Plan in order to provide adequate incentives to new employees and other key members of our workforce including those additional management and non-management employees who may join us as a result of future business acquisitions or other growth of the Company.

Typically, in connection with initial employment, officers and othe key employees receive stock option awards. For example, Mr. Martin received a non-qualified option to purchase 50,000 shares of our Common Stock in connection with his joining us in February 2010. In addition, the Compensation Committee has continued the practice of considering stock option awards for executive officers subsequent to the end of each fiscal year. In March 2013, based on the recommendations of the Compensation Committee, the full Board of Directors approved the award of non-qualified stock options to Mr. Bosselmann and Mr. Trudel covering 25,000 and 20,000 shares of our Common Stock, respectively. In April 2013 and pursuant to his employment arrangement, Mr. Martin was awarded a non-qualified option to purchase 15,000 shares of our Common Stock.

Benchmarking. We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the engineering, construction and related industries. The Compensation Committee considers the compensation levels at other companies in our industry. We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In using its collective judgment in setting executive pay, the Compensation Committee uses benchmarking as one consideration; however, at this time the Compensation Committee’s decisions are based primarily on recommendations from our CEO, the Compensation Committee’s evaluation of the executive’s performance, the overall Company performance and our overall compensation strategy. Using proxy information available for 11 publicly traded engineering and construction companies, we note that our CEO’s total compensation for the year ended January 31, 2013 was less than the 2012 total compensation amounts for all of the comparable CEOs. Our CFO’s compensation was less than 70% of the 2012 total compensation amounts for the CFOs included in the benchmarking group. The 11 publicly traded comparable companies included the following firms.

•	Baker Corporation

•	Dycom Industries, Inc.

•	Furmanite Corporation

•	Great Lakes Dredge & Dock Corporation

•	Integrated Electrical Services Corporation

•	MasTec, Inc.

•	Northwest Pipe Company

•	Pike Electric Corporation

•	Primoris Services Corporation

•	Orion Marine Group, Inc.

•	Sterling Construction Company, Inc.

Executive Compensation and Risk. We believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward both short-term (cash bonuses) and long-term (stock option) results thereby encouraging better alignment with the interests of stockholders. It is also notable that Mr. Bosselmann and Mr. Griffin directly own 292,560 and 646,150 shares of our Common Stock, respectively.

Change in Control Agreements. The section below entitled Summary of Employment Arrangements describes the potential payments to Messrs. Bosselmann, Trudel and Griffin in the event of termination or a change-in-control of the Company. The employment arrangement with Mr. Martin does not include similar provisions. The section included above entitled Termination of Employment/Relationship in the description of the Stock Plan describes the effect on outstanding stock options of employment termination, including the provision in the Stock Plan that all outstanding stock options shall become fully vested upon a change in control of the Company, as defined in the plan document.

Summary Compensation Table

The following table sets forth the total amount of compensation paid to or earned by the “Named Executive Officers” for services in all capacities for the fiscal years ended January 31, 2013, 2012 and 2011. Our four Named Executive Officers include the Company’s CEO and CFO, and the Chief Executive Officer and President of Gemma Power Systems, LLC and affiated companies (“Gemma”).

Name and Principal Position	Fiscal Year	Salary Earned	Bonus Earned	Stock Option Awards(1)	All Other Compensation(2)	Total Compensation
Rainer H. Bosselmann	2013	$200,000	$150,000	$60,300	$1,200	$411,500
Chief Executive Officer	2012	200,000	125,000	49,000	1,200	375,200
	2011	200,000	125,000	79,300	1,200	405,500
Arthur F. Trudel	2013	$200,000	$150,000	$60,300	$1,920	$412,220
Senior Vice President, Chief Financial Officer and	2012	200,000	100,000	49,000	2,080	351,080
Corporate Secretary	2011	200,000	100,000	79,300	1,760	381,060
William F. Griffin, Jr.	2013	$600,000	$900,000	$65,900	$18,000	$1,583,900
Vice Chairman and Chief Executive Officer, Gemma	2012	533,333	500,000	—	18,000	1,051,333
	2011	200,000	800,000	—	18,000	1,018,000
Daniel L. Martin	2013	$282,653	$425,000	$76,950	$16,500	$801,103
President, Gemma	2012	275,000	225,000	111,300	12,000	623,300
	2011	308,935	200,000	352,000	11,750	872,685

(1)	Amounts represent the aggregate award date fair value computed in accordance with the current guidance provided by generally accepted accounting principles in the United States and reflect the assumptions discussed in Note 13 – Stock Based Compensation of our consolidated financial statements included in Item 8 of our Form 10-K Annual Report for the year ended January 31, 2013.
(2)	Amounts represent matching contributions made pursuant to the Company’s 401(k) plan for Messrs. Bosselmann and Trudel, and car allowance payments made to Messrs. Griffin and Martin.

Executive Officers Who Are Not Directors

Mr. Trudel, age 63, has been our Corporate Secretary since April 2006, our Senior Vice President and Chief Financial Officer since May 2003 and a corporate officer of the Company since January 2003. From 1997 to 2002, Mr. Trudel served as Chief Financial Officer of Arguss Communications, Inc. From 1988 to 1997, Mr. Trudel was Senior Vice President and Chief Financial Officer of JHM Capital Corporation.

Mr. Martin, age 55, has been the President of Gemma since February 8, 2010. Prior to that date, Mr. Martin was Senior Vice President and General Manager of the operating division in Reading, Pennsylvania, for WorleyParsons, a provider of professional services to the energy sector. In that capacity, Mr. Martin was responsible for the performance of the division, which conducts preliminary engineering, detailed design, procurement, construction management and other support services for electric generating facilities including those operating on fossil, nuclear and renewable fuels.

Summary of Employment Arrangements

Rainer H. Bosselmann and Arthur F. Trudel. On January 3, 2005, the Company entered into substantially similar employment agreements with (i) Rainer H. Bosselmann as its Chief Executive Officer, and (ii) Arthur F. Trudel as its Senior Vice President, Chief Financial Officer and Corporate Secretary (each, an “Executive”). Pursuant to the employment agreements, the Company agreed to employ each Executive for an initial term of one year, which term automatically renews for successive one year periods unless the Company or the Executive provides at least 90 days prior written notice of its or his election not to renew. Currently, the employment term anniversary date is January 3 for both Mr. Bosselmann and Mr. Trudel. The agreements provide for each Executive to receive an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2013, the annual base salary for each Executive was $200,000 (increased by the Board of Directors to $225,000, effective February 1, 2013). Each agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for the Executive with respect to such year. The agreements further provide that each Executive may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder.

The Board of Directors awarded cash bonuses to the Executives in March 2013, April 2012 and April 2011 relating to the fiscal years ended January 31, 2013, 2012 and 2011, respectively. For Mr. Bosselmann, the annual bonus awards were $150,000, $125,000 and $125,000, respectively. For Mr. Trudel, the annual bonus awards were $150,000, $100,000 and $100,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to the Executives by the Board of Directors. As the stock options usually vest on the one-year anniversary of the date of award, the compensation related to the stock option awards is recorded ratably over the one-year period subsequent to the award date. Non-qualified stock options were awarded to Mr. Bosselmann and Mr. Trudel by the Board of Directors in March 2013 covering 25,000 and 20,000 shares of our Common Stock, respectively, with per share exercise prices of $16.37. Each of the awards identified above becomes exercisable on the one-year anniversary of the grant date and expires on the ten-year anniversary of the grant date.

Under the employment agreement for each Executive, in the event that an Executive’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” the Executive will receive as severance pay in a single lump sum payment, an amount equal to twenty-four (24) months of his base salary within thirty (30) days after the Executive’s termination of employment or change of control, as the case may be, without reduction or offset for any other monies which the Executive may thereafter earn or be paid. The reasons which cause severance pay to be paid to an Executive include:

(i)	termination by the Executive because of a material diminution of the Executive’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in the Executive’s title with the Company;

(ii)	termination by the Executive because of a material breach by the Company of any provision of the employment agreement, which breach continues for a period of thirty (30) days after written notice of such breach is given by the Executive to the Company; and

(iii)	termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Each Executive shall also be entitled for a period of twenty-four (24) months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits provided to the Executive, excluding sick and vacation time, subject to any applicable employee co-payments. If an Executive’s employment is terminated by the Company by reason of the Executive’s death, disability or “for cause” or voluntarily by the Executive for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to the Executive by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to the Executive from the Company’s benefit plans or reimbursement policies, if any.

William F. Griffin, Jr. The Company entered into an employment agreement with Mr. Griffin in December 2006 in connection with our acquisition of Gemma. As later amended, the employment agreement established annual adjusted EBITDA hurdle amounts for Gemma, but the amounts of annual bonus payable upon the achievement by Gemma of the adjusted EBITDA targets were to be determined at the discretion of the Board of Directors. The amendment also allowed the Board of Directors the discretion to award additional bonus amounts for special or extraordinary achievements. Reflecting the strong profit performance of Gemma for the year ended January 31, 2011, the Board of Directors agreed that Mr. Griffin earned a cash bonus in the amount of $800,000 as he assumed the sole leadership of Gemma after the passing of Mr. Joel M. Canino, the other co-founder of Gemma.

On April 19, 2011, we entered into an Amended and Restated Employment Agreement with Mr. Griffin. Pursuant to the new agreement, the initial term of his employment is three (3) years, which commenced on April 1, 2011, and which will automatically renew for successive one (1) year periods unless sooner terminated by us or him. Mr. Griffin’s initial annual base salary was increased from $200,000 to $600,000 for the first year of the initial three (3) year term, and any increase in base salary after the first year will be negotiated in good faith by the parties. For each of our fiscal years occurring within, or partially within, the term of Mr. Griffin’s employment, he is eligible for bonuses for special or extraordinary circumstances or occurrences as, in the sole discretion of the Board of Directors, may merit special consideration for him. Mr. Griffin is entitled to a minimum bonus of $400,000 for each of our fiscal years occurring within, or partially within, the term of his employment (prorated as necessary for any such partial fiscal year) and payable upon the completion of each fiscal year. Pursuant to the approval of the full Board of Directors, Mr. Griffin was paid bonuses in the amounts of $900,000 and $500,000 for the fiscal years ended January 31, 2013 and 2012, respectively.

The current employment agreement with Mr. Griffin requires us to maintain and pay the premiums on a key-man term life insurance policy on his life. Such key-man term life insurance policy will name Argan, Inc. as the sole beneficiary, be in an amount of not less than $5,000,000 and remain in full force and effect for the term of Mr. Griffin’s employment or until expiration of the term of the policy. Upon the termination of Mr. Griffin’s employment for any reason, we will assign to him any and all rights which we may have in and to the key-man term life insurance policy for the value of the prepaid unearned premium. Mr. Griffin is also subject to certain confidentiality provisions, and during the term of his employment and for two (2) years thereafter, he is subject to certain non-competition and non-solicitation covenants as described in the new employment agreement.

Under the employment agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of the minimum bonus (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term, or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare. In the event that Mr. Griffin’s employment is terminated as a result of death or disability, he or his surviving spouse or estate, as applicable, will be entitled to receive a pro rata share of the minimum bonus (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs) and applicable health, disability or death benefits, if any, offered by us, subject to the eligibility requirements of such benefits. In addition, Mr. Griffin, or his surviving spouse or estate as applicable, shall be entitled to receive his salary and benefits accrued, reimbursement of expenses properly incurred and payment for all accrued vacation calculated in accordance with the standard payroll practices of Gemma, in each case through the date of termination, disability or death.

Daniel L. Martin. Mr. Martin joined us as the President of Gemma in February 2010. His employment arrangement includes a base annual salary of $275,000 (increased to $282,500 for calendar year 2013), provides for normal participation in the standard employee benefit programs of Gemma, and pays a monthly car allowance in the amount of $1,375. He is eligible for an annual cash bonus based on a combination of considerations including the EBITDA performance of Gemma for the previous fiscal year and his personal accomplishments. For the fiscal years ended January 31, 2013, 2012 and 2011, Mr. Martin was paid cash bonus amounts of $425,000, $225,000 and $200,000, respectively. In April 2013, the Board of Directors awarded Mr. Martin a non-qualified option to purchase 15,000 shares of our Common Stock at a per share purchase price of $15.66. This stock option becomes exercisable in April 2014 and expires in April 2023. This award completed our obligation to make annual stock option awards covering 15,000 shares of our Common Stock during the initial three years of Mr. Martin’s employment with us as long as the annual EBITDA of Gemma exceeded 7% of Gemma’s net revenues each year.

Code of Ethics

We have established a Code of Ethics for Senior Officers that applies to our CEO and CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments Upon Termination

The terms of the employment agreements with Messrs Bosselmann, Trudel and Griffin provide that we pay certain severance benefits in the event such executive officer is terminated by us other than for “cause” including a “change-in-control” as those terms are defined in each applicable agreement.

The following table presents amounts payable to each of these executive officers under the scenario that the executive is terminated without cause . The table assumes that the terminating event occurred on March 31, 2013.

Name	Base Salary		Bonus		Health Care Benefits		Totals
Rainer H. Bosselmann	$450,000	(1)	$—		$43,839	(1)	$493,839
Arthur F. Trudel	450,000	(1)	—		43,839	(1)	493,839
William F. Griffin, Jr.	600,000	(2)	66,667	(3)	29,930	(2)	696,597

(1)	Amounts for Messrs. Bosselmann and Trudel represent payments for twenty-four months.
(2)	Amounts for Mr. Griffin represent the amounts payable until the end of the initial term of his employment agreement (April 1, 2014).
(3)	Amount represents a two-month pro-rata share of the minimum annual bonus amount.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to the Named Executive Officers (identified in the Summary Compensation Table above) during the year ended January 31, 2013. In all cases, the grants presented in the table below represent non-qualified stock options awarded under our Stock Plan, and they represent the only plan-based awards involving our Common Stock made to these officers during the year.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date(1)	Underlying the Award	Price/Share	Stock Option Awards(2)
Rainer H. Bosselmann	4/2/2012	10,000	$16.47	$60,300
Arthur F. Trudel	4/2/2012	10,000	16.47	60,300
William F. Griffin, Jr.	12/18/2012	10,000	18.87	65,900
Daniel L. Martin	4/2/2012	15,000	16.47	76,950

(1)	The grant date represents the date on which the Board of Directors approved the stock option award. Options to purchase shares of our Common Stock become exercisable on the one-year anniversary of the grant date.
(2)	Amounts represent the aggregate award date fair values computed in accordance with the current guidance provided by generally accepted accounting principles in the United States and reflect the assumptions discussed in Note 13 – Stock Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2013.

Stock Option Exercise Table

The following table presents certain information relating to the conversion of warrants by Named Executive Officers during the year ended January 31, 2013. There were no stock option exercises by Named Executive Officers during the year ended January 31, 2013. No stock awards have been made by us to any of the Named Executive Officers.

	Number of Shares
	of Common Stock	Value Realized on
Name	Acquired(1)	Exercise/Conversion(2)
Rainer H. Bosselmann	60,000	$540,600
Arthur F. Trudel	60,000	415,310

(1)	During the year ended January 31, 2013, Messrs. Bosselmann and Trudel each acquired 60,000 shares of our Common Stock upon the conversion of warrants that were scheduled to expire in December 2012. The warrants were awarded to each executive officer in connection with a private placement sale of our Common Stock in April 2003 and were converted at a purchase price per share of $7.75.
(2)	Amount represents the aggregate fair market value of the Common Stock on the date(s) of conversion less the purchase price paid by the executive officer.

Outstanding Equity Awards Table

The following table sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of March 31, 2013.

	Number of Securities Underlying Unexercised Stock Options(1)		Exercise	Expiration
Name	Exercisable(2)	Unexercisable	Price/Share	Date
Rainer H. Bosselmann	33,100	—	$2.65	6/21/2016
	40,000	—	11.70	2/6/2018
	25,000	—	12.21	2/25/2019
	10,000	—	13.64	4/6/2020
	10,000	—	8.97	4/5/2021
	10,000	—	16.47	4/2/2022
Arthur F. Trudel	4,124	—	$2.15	4/20/2016
	40,000	—	11.70	2/6/2018
	25,000	—	12.21	2/25/2019
	10,000	—	13.64	4/6/2020
	10,000	—	8.97	4/5/2021
	10,000	—	16.47	4/2/2022
William F. Griffin, Jr.	—	10,000	$18.87	12/18/2022
Daniel L. Martin	50,000	—	$16.00	2/18/2015
	30,000	—	8.97	4/5/2016
	15,000	—	16.47	4/2/2019

(1)	None of the stock options presented in this table have been repriced or otherwised materially modified. The Stock Plan does not permit repricing nor does it allow the cancellation of existing options to purchase shares of our Common Stock in connection with the award of a new option.
(2)	Includes options exercisable within 60 days of March 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2013, Mr. Quinn, Mr. Leimkuhler and Ms. Flanders served on the Compensation Committee. There were no compensation committee interlocks between the Company and other entities involving our executive officers and directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above under the heading Executive Compensation. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that it be included in our Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)

Cynthia A. Flanders (Member, Compensation Committee)

William F. Leimkuhler (Member, Compensation Committee)

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose any failure to file by these dates during the fiscal year ended January 31, 2013 in this Proxy Statement.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2013, except that seven current members of the Board of Directors (all except Mr. Bosselmann) were each late in making one filing.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL STOCKHOLDERS MEETING

Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2014 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company by January 11, 2014. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws and Certificate of Incorporation. Stockholders wishing to present a proposal at our 2014 Annual Meeting of Stockholders must submit such proposal not less than 70 days prior to the next scheduled annual meeting or if less than 70 days prior notice of the next meeting is provided to our stockholders, within 10 days of the announcement of the next annual meeting.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the Board of Directors, or any of the our individual directors, by sending their communications to the Board of Directors, or to any individual director, at the following address:

Board of Directors of Argan, Inc.

c/o Corporate Secretary

One Church Street, Suite 201

Rockville, Maryland 20850

All stockholder communications received by our Corporate Secretary will be delivered to one or more members of the Board of Directors, or, in the case of communications sent to an individual director, to such director.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

ARGAN, INC.

2011 STOCK PLAN

Revised as of 4-3-2013

I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Argan, Inc. 2011 Stock Plan is to provide an incentive to employees, directors and consultants of Argan, Inc. (the “Company”) who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, directors and consultants of outstanding ability.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Beneficial Owner” means an individual or entity that is treated as a beneficial owner pursuant to Rule 13d-3 under the Securities Exchange Act or any subsequent rule issued thereunder.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any person (other than the Company, any trustee or other fiduciary holding securities under any employee stock ownership plan or other employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a person shall be deemed to be the Beneficial Owner of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iii) The date of the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

(d) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(e) “Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan, provided that the members of such Committee must be Directors who are disinterested as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended.

(f) “Company” shall mean Argan, Inc., a Delaware corporation.

(g) “Consultant” shall mean any individual who performs services for the Company other than as an Employee or Director.

(h) “Directors” shall mean those members of the Board of Directors of the Company who are not Employees.

(i) “Disability” shall mean a medically determinable physical or mental condition which causes an Employee or Director to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

(j) “Employee” shall mean any common law employee, including officers, of the Company as determined under the Code and the Treasury Regulations thereunder.

(k) “Fair Market Value” shall mean the fair market value of the Stock as determined in good faith by the Board on the basis of a review of the facts and circumstances at the time and in a manner consistent with prior practices and, to the extent applicable the regulations applicable under Section 409A of the Code. However, if the Stock is listed on a national securities exchange or the NASDAQ National Market, “Fair Market Value” shall mean the mean between the highest and lowest sales prices for the Stock on such date, or, if no such prices are reported for such day, then on the next preceding day on which there were reported prices.

(l) “Grantee” shall mean an Employee, Director or Consultant granted a Stock Option or Stock Award under this Plan.

(m) “Incentive Stock Option” shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

(n) “Non-Qualified Stock Option” shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

(o) “Plan” shall mean the Argan, Inc. 2011 Stock Plan as set forth herein and as amended from time to time.

(p) “Restricted Stock” shall mean Stock which is issued pursuant to the Restricted Stock provisions as set forth in Part IV of this Plan.

(q) “Stock” shall mean authorized but unissued shares of the Common Stock of the Company or reacquired shares of the Company’s Common Stock.

(r) “Stock Award” shall mean an award of Restricted or Unrestricted Stock granted pursuant to this Plan.

(s) “Stock Option” shall mean an option granted pursuant to the Plan to purchase shares of Stock.

(t) “Ten Percent Shareholder” shall mean an Employee who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Company or of its parent or subsidiary Company.

(u) “Unrestricted Stock” shall mean Stock which is issued pursuant to the Unrestricted Stock provisions as set forth in Part IV of this Plan.

3. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part V of the Plan, the Stock which may be issued or transferred pursuant to Stock Options and Stock Awards granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 1,250,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised or, if Stock Awards are forfeited because the restrictions with respect to such Stock Awards shall not have been met or have lapsed, the number of shares of Stock which are no longer outstanding as Stock Awards or subject to Stock Options may again become available for the grant of Stock Awards or Stock Options. There shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option and Stock Award agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Awards or Stock Options previously granted and no amendment, without the approval of the stockholders of the Company, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, or change the class of Employees eligible to receive options under the Plan.

6. Effective Date and Duration of the Plan. This Plan shall become effective on July 19, 2011. This Plan shall terminate at the close of business on July 19, 2021 and no Stock Award or Stock Option may be issued or granted under the Plan thereafter, but such termination shall not affect any Stock Award or Stock Option theretofore issued or granted.

II. INCENTIVE STOCK OPTION PROVISIONS

1. Granting of Incentive Stock Options.

(a) Only Employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. Directors of the Company who are not also Employees and Consultants shall not be eligible to receive Incentive Stock Options.

(b) The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

(c) No Incentive Stock Option shall be exercisable more than ten years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted. Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.

(d) The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.

(e) The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code. Notwithstanding the foregoing, all Incentive Stock Options that are outstanding upon a Change in Control shall be fully vested.

(f) The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding or have previously been exercised in whole or in part. The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.

(g) Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee’s employer company and its parent and subsidiary company) shall not exceed $100,000.

2. Exercise of Incentive Stock Options. The option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, or (ii) provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee (a “Cashless Exercise Procedure”).

3. Termination of Employment.

(a) If a Grantee’s employment with the Company is terminated other than by Disability or death the terms of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Stock Option would otherwise expire but no later than three months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.

(b) If a Grantee’s employment with the Company is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.

(c) If a Grantee’s employment with the Company is terminated by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve months after such date of death, to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Incentive Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Options in whole or in part.

III. NON-QUALIFIED STOCK OPTION PROVISIONS

1. Granting of Stock Options.

(a) Employees, Directors and Consultants shall be eligible to receive Non-Qualified Stock Options under the Plan.

(b) The Committee shall determine and designate from time to time those Employees, Directors and Consultants who are to be granted Non-Qualified Stock Options and the amount subject to each Non-Qualified Stock Option.

(c) The Committee may grant at any time new Non-Qualified Stock Options to an Employee, Director or Consultant who has previously received Non-Qualified Stock Options or Incentive Stock Options, whether such prior Non-Qualified Stock Options or Incentive Stock Options are still outstanding or have previously been exercised in whole or in part. Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.

(d) The Committee shall determine the purchase price of each share of Stock subject to a Non-Qualified Stock Option. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non-Qualified Stock Option is granted.

(e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee. Notwithstanding the foregoing, all Incentive Stock Options that are outstanding upon a Change in Control shall be fully vested.

(f) No Non-Qualified Stock Option shall be exercisable more than ten years from the date such option is granted.

2. Exercise of Stock Options. The option price of a Non-Qualified Stock Option shall be payable on exercise of the Stock Option (i) in cash or by check, bank draft or postal or express money order, (ii) provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee (a “Cashless Exercise Procedure”).

3. Termination of Relationship.

(a) If a Grantee’s employment with the Company is terminated, a Director Grantee ceases to be a Director, or a Consultant Grantee ceases to provide services to the Company, other than by reason of death, the terms of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, or (iii) twelve months after the Grantee’s last date of employment or cessation of being a Director or providing services as a Consultant and such Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment, cessation of being a Director, or termination of services of a Consultant.

(b) If a Grantee’s employment is terminated by reason of death, a Director Grantee ceases to be a Director by reason of death, or a Consultant dies, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of (i) the date on which such Stock Option would otherwise expire, (ii) the date of expiration provided in the grant, or (iii) twelve months following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Options in whole or in part.

IV. STOCK AWARDS

1. Grant of Restricted Stock.

(a) Employees, Directors and Consultants shall be eligible to receive grants of Restricted Stock and/or Unrestricted Stock under the Plan.

(b) The Committee shall determine and designate from time to time those Employees and Directors who are to be granted Restricted Stock and/or Unrestricted Stock and the number of shares of Stock subject to such Stock Award.

(c) The Committee, in its sole discretion, shall make such terms and conditions applicable to the grant of Restricted Stock and Unrestricted Stock as may appear generally acceptable or desirable to the Committee. The Committee may award shares of Stock to Grantees, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grants”):

(d) Restricted Stock grants to Grantees may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any Subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Committee shall decide in each case when Restricted Stock grants are awarded.

(e) Restricted Stock grants hereunder shall be subject to a written agreement (a “Restricted Stock Agreement”) which shall be signed by the Grantee and by the Chief Executive Officer or the President of the Company for and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Restricted Stock Agreement (including, but not limited to, (i) the right of the Company and to repurchase from each Grantee, and such Grantee’s transferees, all shares of Stock issued to such Grantee in the event of such Grantee’s termination of employment, and (ii) any other terms and conditions which the Committee shall deem necessary and desirable).

2. Termination of Relationship.

(a) If a Grantee ceases employment with the Company, a Director Grantee ceases to be a Director or a Consultant Grantee ceases to provide services to the Company prior to the lapse of any restrictions applicable to Restricted Stock, such Stock shall be forfeited and the Grantee shall return the certificates representing such Stock to the Company.

(b) If the restrictions applicable to a grant of Restricted Stock shall lapse, the Grantee shall hold such Stock free and clear of all such restrictions except as otherwise provided in the Plan.

V. GENERAL PROVISIONS

1. Substitution. In the event of a corporate merger or consolidation, or the acquisition by the Company of property or stock of an acquired Company or any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Stock Options and Stock Awards under this Plan for Stock Options and Stock Awards under the plan of the acquired Company provided (i) the excess of the aggregate fair market value of the shares of Stock subject to a Stock Option immediately after the substitution over the aggregate option price of such Stock is not more than the similar excess immediately before such substitution and (ii) the new Stock Option does not give the Grantee additional benefits, including any extension of the exercise period.

2. Adjustment Provisions.

(a) In the event that a dividend shall be declared upon the Stock payable in shares of the Company’s common stock, the number of shares of Stock then subject to any Stock Option or Stock Award outstanding under the Plan and the number of shares reserved for the grant of Stock Options or Stock Awards pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the shareholders of the Company entitled to receive such share dividend.

(b) If the shares of Stock outstanding are changed into or exchanged for a different number or class or other securities of the Company or of another Company, whether through split-up, merger, consolidation, reorganization, reclassification or recapitalization then there shall be substituted for each share of Stock subject to any such Stock Option or Stock Award and for each share of Stock reserved for the grant of Stock Options or Stock Awards pursuant to the Plan the number and kind of shares or other securities into which each outstanding share of Stock shall have been so changed or for which each share shall have been exchanged.

(c) In the event there shall be any change, other than as specified above in this Section 2, in the number or kind of outstanding shares of Stock or of any shares or other securities into which such shares shall have been changed or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of Stock Options or Stock Awards pursuant to the Plan and of the shares then subject to Stock Options or Stock Awards, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each Stock Option and Stock Award outstanding thereunder.

(d) In the case of any such substitution or adjustment as provided for in this Section 2, the option price set forth in each outstanding Stock Option for each share covered thereby prior to such substitution or adjustment will be the option price for all shares or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 2, and the price per share shall be adjusted accordingly.

(e) No adjustment or substitution provided for in this Section 2 shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each outstanding Stock Option shall be limited accordingly.

(f) Upon any adjustment made pursuant to this Section 2 the Company will, upon request, deliver to the Grantee a certificate setting forth the option price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Stock Option.

3. General.

(a) Each Stock Option and Stock Award shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

(b) The granting of a Stock Option or Stock Award in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

(c) No Employee, Director or Consultant and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option or any Stock Award to any particular assets of the Company, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option or any Stock Award except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option or Stock Award.

(d) No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or his conservator.

(e) Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option or Stock Award, and the transferability of Stock acquired by exercise of a Stock Option or grant of a Stock Award, shall be subject to all of the following conditions:

(i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(ii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

(iii) Each stock certificate issued pursuant to a Stock Option or Stock Award shall bear the following legend:

“The transferability of the certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the Argan, Inc. Stock Plan and an Agreement between the registered owner of such Stock and Argan, Inc. A copy of the Plan and Agreement are on file in the office of the Secretary of Argan, Inc.”

(f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Company the amount of any withholding taxes, which the Company is required to withhold with respect to a Stock Option or its exercise or a Stock Award. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

(g) In the case of a grant of a Stock Option or Stock Award to any Employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option or Stock Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Option or Stock Award specified by the Committee pursuant to the provisions of the Plan. For purposes of this Section, a subsidiary shall mean any subsidiary Company of the Company as defined in Section 424 of the Code.

(h) A Grantee entitled to Stock as a result of the exercise of a Stock Option or grant of a Stock Award shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. The Company shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

(i) The grant or exercise of Stock Options granted under the Plan or the grant of a Stock Award under the Plan shall be subject to, and shall in all respects comply with, applicable law relating to such grant or exercise, or to the number of shares of Stock which may be beneficially owned or held by any Grantee.

(j) The Plan is designed to be exempt from Section 409A of the Code, and the Plan is intended to be operated in good faith compliance with the requirements of Section 409A of the Code and its accompanying regulations, and any additional guidance issued under Section 409A to be so exempt. To the extent that any provision of the Plan violates any provision of Section 409A providing such an exemption, such provision shall be deemed inoperative and the remaining provisions of the Plan shall continue to be fully effective.

PROXY Please mark your votes like this 1. The election of eight directors to our Board of Directors, each to serve until our 2014 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. FOR ALL Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all 2. The approval of the amendment of our 2011 Stock Plan in order to increase the total number of shares of our Common Stock reserved for issuance thereunder from 500,000 to 1,250,000 shares. FOR AGAINST ABSTAIN (1) Rainer H. Bosselmann (2) Henry A. Crumpton (3) Cynthia A. Flanders (4) William F. Griffin, Jr. (5) William F. Leimkuhler (6) W.G. Champion Mitchell (7) James W. Quinn (8) Brian R. Sherras nominees listed to the left) 3. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2014. FOR AGAINST ABSTAIN 4. The non-binding advisory approval of our executive compensation (the ?say-on- 1. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee?s name in the list above) pay? vote). FOR AGAINST ABSTAIN 5. The non-binding proposal to approve the frequency of a Stockholder vote on executive compensation (the ?say-on-frequency? vote). 3 YEARS 2 YEARS 1 YEAR ABSTAIN 6. The transaction of any other business that may properly come before the 2013 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2013. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. ? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ? Argan, Inc. VOTE BY INTERNET OR TELEPHONE Q U I C K ? ? ? E A S Y ? ? ? I M M E D I AT E As a stockholder of Argan, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 19, 2013. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote OR your proxy. Have your proxy card OR available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

PROXY Argan, Inc. One Church Street, Suite 201 Rockville, Maryland 20850 June 20, 2013 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2013 at 11:00 a.m., local time, in the Board Room of the Hilton Washington, DC/Rockville Hotel and Executive Meeting Center, 8th Floor, located at 1750 Rockville Pike, Rockville, Maryland 20852-1699. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 9, 2013 to Stockholders of record on April 24, 2013. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and vote upon five proposals: (1) the election of eight directors to serve until the 2014 Annual Meeting of Stockholders, (2) the approval of the amendment of our 2011 Stock Plan in order to increase the total number of shares of our Common Stock reserved for issuance thereunder, (3) the ratification of the appointment of the Company’s independent registered public accountants, (4) the nonbinding advisory approval of our executive compensation, and (5) the nonbinding proposal to approve the frequency of the Stockholder vote on executive compensation. If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted as indicated or is an abstention on a listed matter, proxies will be voted “FOR” proposals 1, 2, 3 and 4 and for “3 YEARS” on proposal 5 set forth on the reverse side and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting. (Continued, and to be marked, dated and signed, on the other side) ? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ? Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held June 20, 2013. The Proxy Statement and the 2013 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2013